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          GREY ADVERTISING INC. AND CONSOLIDATED SUBSIDIARY COMPANIES
  EXHIBIT-STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE (UNAUDITED)
                                   EXHIBIT 11


                                                                      FOR THE THREE MONTHS ENDED MARCH 31,
                                                                             1997              1996
                                                                         -----------------------------
       PRIMARY
       Weighted average shares outstanding (1)                            1,277,297          1,269,539

       Net effect of dilutive stock options based on treasury
       stock method using average market price                               26,124             30,462
                                                                         -----------------------------
              TOTAL                                                       1,303,421          1,300,001
                                                                         =============================
       Net Income                                                        $4,575,000        $ 6,263,000

       Effect of dividend requirements and the change in
       redemption value of redeemable preferred stock                       236,000           (184,000)
                                                                         -----------------------------
               NET EARNINGS USED IN COMPUTATION                          $4,811,000        $ 6,079,000
                                                                         =============================
       Per share amount                                                  $     3.69        $      4.68
                                                                         =============================
       FULLY DILUTED
       Weighted average shares outstanding (1)                            1,277,297          1,269,539

       Net effect of dilutive stock options based on the treasury stock method using the period-end market price, if higher
       than the average market price                                         24,311             34,261

       Assumed conversion of 8-1/2% convertible subordinated
       debentures issued December 1983                                       50,892             50,892
                                                                         -----------------------------
               TOTAL                                                      1,352,500          1,354,692
                                                                         =============================
       Net Income                                                        $4,575,000        $ 6,263,000

       Effect of dividend requirements and the change in
       redemption value of redeemable preferred stock                       236,000           (184,000)

       8-1/2% convertible subordinated debentures interest, net
       of income tax effect                                                  35,000             35,000
                                                                         -----------------------------
               NET EARNINGS USED IN COMPUTATION                          $4,846,000        $ 6,114,000
                                                                         =============================
       Per share amount                                                  $     3.58        $      4.51
                                                                         =============================

(1) Includes 94,686 shares and 80,003 shares for 1997 and 1996, respectively, expected to be issued pursuant to the terms of the Senior Management Incentive Plan.

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